       Exhibit 2.2

GLOBAL BEVERAGE SOLUTIONS, INC.

7633 East 63rd Place, Suite 220

Tulsa, Oklahoma   74133

______________________________________________________________________________

Phone: (918) 605-2304

            Fax:  (918) 254-2988

December 29, 2006

VIA EMAIL

jerry@xbcv.com

Mr. Ted Farnsworth, President

XSTREAM BEVERAGE NETWORK, INC.

Re:

Letter of Intent between Global Beverage Solutions, Inc.

            and XStream Beverage Network, Inc.

Dear Mr. Farnsworth:

Reference is made to the Letter of Intent between GLOBAL BEVERAGE SOLUTIONS, INC., a Nevada corporation (“GBVS”) and XSTREAM BEVERAGE NETWORK, INC., a Nevada corporation (“XTRM”), dated December 15, 2006 (“Letter of Intent”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Letter of Intent.

GBVS and XTRM each hereby agrees that the date for the entering into and execution of the Merger Agreement shall be on or before January 6, 2007, or such later date as the parties may mutually agree upon in writing.  The parties further agree that the Closing shall occur on or before January 22, 2007, or such later date as the parties may mutually agree upon in writing.

Except as specifically set forth herein, this letter does not amend or alter any terms and conditions of the Letter of Intent.  If you agree with the above, please execute two (2) copies of this letter and return them to me by facsimile and overnight mail as soon as possible.

Very truly yours,

GLOBAL BEVERAGE SOLUTIONS, INC.

By:	/s/ RICHARD CLARK
Richard Clark, President

Approved and accepted this 29th day of December, 2006

XSTREAM BEVERAGE NETWORK, INC.

By:	/s/ JERRY PEARRING
Jerry Pearring, President